Exhibit 10.18

          Following sets forth the material terms of the compensation for William Heye, Chief Executive Officer of BackWeb.

$180,000	Base Salary
$120,000	Variable Compensation

          Mr. Heye will also receive standard BackWeb benefits of 17 vacation days per year, 10 paid holidays per year, medical, dental, and vision insurance, short and long term disability insurance, access to the company’s 401(k) plan, and access to participate in the employee stock purchase plan.